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                                                                    EXHIBIT 10.2

                            AUTO-BY-TEL CORPORATION
                             18872 MACARTHUR BLVD.
                         IRVINE, CALIFORNIA 92612-1400


                                    as of October 24, 1996

Mark W. Lorimer
20 Ridgewood Terrace
Maplewood, New Jersey 07040

Dear Mark:

     You have asked us to confirm the agreement we made on October 23, 1996 concerning your employment by Auto-By-Tel Corporation ("ABT"). We agreed, subject only to the commencement of your employment, to the terms set forth in this letter. You will be employed for 42 months (subject to extension as we may agree) as General Counsel of ABT with the responsibilities customarily associated with such position and your position will not diminish during your employment. You will be paid an annual base salary of no less than $200,000 (plus any bonuses awarded by the board in their discretion). You will be granted 10-year stock options, under ABT's 1996 Stock Incentive Plan, to purchase 300,000 shares of ABT common stock at an exercise price of $5.00 per share (the "Options") -- which will become exercisable as follows: 100,000 on the six month anniversary of this letter, 66,666 at the end of each of the two successive twelve-month periods thereafter and 66,668 at the end of the following twelve month period (resulting in full exercisability at the end of 42 months). The Options will not preclude you from consideration for other equity grants in the discretion of the board. You will be entitled to participation in all of the employee benefit plans, programs and policies in effect while employed which are generally available to senior executives of ABT, including health insurance coverage for you (and availability of health insurance coverage for your immediate family through the plan at your cost) (none of which shall be diminished during your employment). ABT will promptly reimburse you for all business expenses you incur while employed.

     If you are terminated due to willful fraud in connection with your job, or the deliberate or intentional repeated failure to substantially perform your duties that materially harms ABT, or are convicted for, or plead nolo contendere
                                                                 ---- ----------
to, a charge of commission of a felony (such items are called "Cause"), you will receive no severance and all non-exercisable Options will be forfeit. If you are terminated without Cause, or if you die, or become permanently disabled, all of the Options shall automatically be exercisable, and you will receive one year's base salary (payable monthly) as "Severance Pay," but your salary at any new job shall reduce, or eliminate, ABT's obligation to pay further Severance Pay. If you quit after ABT breaches this Agreement, or there is an agreement made to sell or merge or consolidate ABT with another entity which changes the ownership of ABT by more than 50%, or ABT insists you relocate, it will be treated as though you were terminated without Cause. You may make and manage passive personal business investments of your choice and serve on the board of directors of other companies and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the board, so long as such activities don't prevent
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you from doing your job. ABT will indemnify and hold you harmless as much as it can for any good faith act you take in performance of your job.

     ABT will pay your reasonable out-of-pocket moving expenses, including the cost of no more than three househunting trips with your wife and kids to Orange County, moving your belongings and selves and the brokerage commission you incur in selling your house. ABT will also make up any tax consequences you suffer, at the time they become due, because of the costs paid by ABT pursuant to this paragraph. Until you move to California, which you promise to do as soon as you reasonably can, we will work out the arrangements for your working out of your house, and/or working for a couple of weeks in the office here, or commuting; and your expenses will be reimbursed.

     I have received all of the approvals I need to bind ABT to this letter agreement, so, if you believe this correctly describes our agreement, please confirm by signing below.

                                       Very truly yours,


                                       -----------------------------------
                                       Peter Ellis, President and CEO
                                       Auto-By-Tel Corporation

Confirmed:


------------------------
Mark W. Lorimer

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